Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of July 1, 2008 (the “Effective Date”) by and between CHARTER COMMUNICATIONS, INC., a Delaware corporation (together with its successors and assigns, the “Company”), and Neil Smit, an individual (“Executive”).  This Agreement amends and restates that employment agreement originally entered into between the Parties effective as of August 9, 2005, as modified by prior amendments to such original agreement (such agreement, so modified, the “Prior Employment Agreement”).

W I T N E S S E T H:

WHEREAS:

(1)
The Company and Executive (each, a “Party”) desire for Executive to continue to be employed by the Company as Chief Executive Officer and President upon and subject to the terms and conditions set forth in this Agreement;

(2)	Executive is willing and desires to continue employment with the Company upon and subject to the terms of this Agreement; and

(3)	Executive’s agreement to the terms and conditions of Sections 4 and 5 are a material condition of Executive’s employment with the Company under the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises, and the promises and agreements set forth below, the Parties, intending to be legally bound, agree as follows:

1.  Employment Terms and Duties

1.1  Employment. The Company hereby agrees to continue to employ Executive in an executive capacity as its Chief Executive Officer and President, and Executive hereby accepts such continued employment upon the terms and conditions set forth in this Agreement.

1.2  Term; Option to Extend. Executive’s employment under this Agreement (the “Term”) shall commence as of the Effective Date and shall terminate at 11:59 p.m. on June 30, 2010. If Executive continues in the Company’s employ after the expiration of the Term, his employment shall be on an at-will basis.

1.3  Position and Duties. During the Term, Executive shall serve as the President and Chief Executive Officer of the Company; shall have all authorities, duties and responsibilities customarily exercised by an individual serving in those positions at an entity of the size and nature of the Company (including overseeing the day-to-day management of the Company, having full profit and loss responsibility, developing overall strategy, and having all senior management of the Company report to him); shall be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair his ability to discharge, the foregoing duties and responsibilities; shall have such additional duties and responsibilities (including, subject to such reasonable conditions as he may reasonably establish, service with affiliates of the Company), consistent with the foregoing, as may from time to time reasonably be assigned to him by the Board of Directors of the Company (the “Board”) or the Executive Committee of the Board (the “Executive Committee”); shall, in his capacity as President and Chief Executive Officer of the Company, report solely and directly to the Board or the Executive Committee; and shall serve as a member of the Board and the Executive Committee (if there is an Executive Committee).

1.4  Outside Activities. During the Term, Executive shall devote substantially all of his business time and efforts to the business and affairs of the Company. However, nothing in this Agreement shall preclude Executive from: (a) serving on the boards of a reasonable number of business entities, trade associations and charitable organizations, (b) engaging in charitable activities and community affairs, (c) accepting and fulfilling a reasonable number of speaking engagements, and (d) managing his personal investments and affairs; provided that such activities do not either individually or in the aggregate: interfere with the proper performance of his duties and responsibilities hereunder; create a conflict of interest; or violate any provision of this Agreement; and provided further that service on the board of any business entity must be approved in advance by the Board.

1.5  Location. During the Term, Executive’s principal office and principal place of employment shall be at the Company’s headquarters in the St. Louis, Missouri, metropolitan area.

2.  Compensation and Benefits.

2.1  Salary. Beginning as of the Effective Date, Executive shall be paid a base salary (the “Salary”) in respect of his services hereunder during the Term. The Salary shall be at an annual rate of $1,500,000. The Salary shall be paid in equal periodic installments according to the Company’s customary payroll practices, but no less frequently than monthly. During the Term, the Salary may be increased, but shall not be reduced below the applicable amount set forth in the preceding sentence at any time, or for any purpose (including for the purpose of determining benefits under Section 3 below), without Executive’s prior written consent.

2.2  Performance Bonus.  Executive shall be paid an annual cash performance bonus (an “Annual Bonus”) in respect of each calendar year that ends during the Term, to the extent earned based on performance against objective performance criteria.  The performance criteria for any particular calendar year shall be established by the Compensation Committee of the Board (the “Compensation Committee”) no later than 90 days after the commencement of such calendar year. Beginning with calendar year 2008, Executive’s Annual Bonus for a calendar year shall equal 200% of his actual Salary earned for that year (the “Target Bonus”) if target levels of performance for that year (as established by the Compensation Committee when the performance criteria for that year are established) are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Compensation Committee for that year when it established the targets and performance criteria for that year).  For the avoidance of doubt, Executive’s Target Bonus for 2008 shall be $2,700,000.  For 2008, Executive’s maximum Annual Bonus shall be no greater than 125% of his Target Bonus for the year.  Executive’s maximum Annual Bonus for 2009 and 2010 shall be determined by the Compensation Committee, but in no event shall such maximum be greater than 200% of Executive’s Target Bonus for the year or less than 125% of Executive’s Target Bonus for the year. Performance criteria shall not include the Company’s stock trading price, and may include revenue, ARPU, RGU, OCF, new product growth, operational improvements, and/or such other metrics as the Compensation Committee shall determine. Executive’s Annual Bonus for a calendar year shall be determined by the Compensation Committee after the end of the calendar year and shall be paid to Executive when annual bonuses for that year are paid to other senior executives of the Company generally, but in no event later than March 15 of the following calendar year. In carrying out its functions under this Section 2.2 and under Section 2.5(b), the Compensation Committee shall at all times act reasonably and in good faith, and shall consult with Executive to the extent appropriate.

2.3  Retention Bonus.  Executive shall be entitled to receive an aggregate cash payment equal to $2,000,000, payable in a single lump-sum no later than September 30, 2008 (the “Retention Bonus”).  In the event that Executive’s employment with the Company terminates at any time on or before December 31, 2009, in a termination by the Company for Cause (determined in accordance with this Agreement) or by Executive other than in a Good Reason Termination or as a result of his death or Disability (all determined in accordance with this Agreement), Executive shall be required to repay to the Company an amount equal to the Retention Bonus.  In the event that Executive’s employment with the Company terminates at any time after December 31, 2009, but prior to June 30, 2010, in a termination by the Company for Cause (determined in accordance with this Agreement) or by Executive other than in a Good Reason Termination or as a result of his death or Disability (all determined in accordance with this Agreement), Executive shall be required to repay to the Company an amount equal to one-half (1/2) of the Retention Bonus.  Any amount required to be repaid under this Section 2.3 shall be repaid to the Company no later than thirty (30) days following the Termination Date.

2.4  Executive Cash Award Plan.  Executive shall continue to participate in the Charter Communications Inc. 2005 Executive Cash Award Plan, as amended (the “Cash Award Plan”), during the Term on the same terms as are applicable generally to participants in the Cash Award Plan, and shall receive further book entry credits in 2008 and 2009 under the terms of the Cash Award Plan as in effect on the Effective Date.

2.5  Long-Term Incentive Compensation.

(a) Effective as of the Effective Date, the Restricted Stock, Performance Shares and Performance Cash awards granted to Executive on April 28, 2008 are hereby amended such that any portion of those awards scheduled to vest based (in whole or in part) on Executive’s continuous service with the Company after the expiration of the Term shall instead vest (and hence, for avoidance of doubt, become nonforfeitable) on June 30, 2010, subject only to Executive’s continuous employment by the Company through that date and the degree to which any applicable quantitative performance criteria are ultimately satisfied.

(b) In 2009 and 2010, Executive shall be granted long-term incentive compensation awards (each an “Annual LTI Grant”) at the time such awards are granted to senior executives of the Company generally and in no event later than June 30 of the year in question, provided that Executive remains continuously employed by the Company through each such grant date.  Each Annual LTI Grant shall be in the form of Restricted Stock, Performance

Shares and Performance Cash containing substantially the same terms and conditions as those that apply to the corresponding awards granted to Executive on April 28, 2008, except as expressly set forth in this Agreement.  Each Annual LTI Grant shall have an aggregate “fair value” (as determined in accordance with Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), and using the same assumptions and methodologies for the applicable award that apply for purposes of the Company’s financial statements) on the grant date thereof equal to at least $6,000,000 (with 25% of such value allocated to Restricted Stock, 25% allocated to Performance Shares and 50% allocated to Performance Cash).  The Annual LTI Grants shall be subject to the terms and conditions of the Company’s 2001 Stock Incentive Plan (or any successor plan), and to the customary forms of award agreement used thereunder generally from time to time for executives of the Company, the terms and conditions of which shall be substantially similar to those applying to corresponding awards granted to Executive on April 28, 2008 (and, except as specifically provided for herein, no less favorable than the terms and conditions applicable generally to other senior executives of the Company); provided, however, that:

(i) with respect to the Annual LTI Grant made in 2009: (A) 50% of each of the Restricted Stock, Performance Shares and Performance Cash granted thereunder shall vest (and hence, for avoidance of doubt, become nonforfeitable) on the first anniversary of the grant date thereof, subject only to Executive’s continuous employment by the Company through such vesting date and the degree to which any applicable quantitative performance criteria are ultimately satisfied; (B) the remaining 50% of the Restricted Stock and Performance Shares granted thereunder shall vest on June 30, 2010, subject only to Executive’s continuous employment by the Company through such vesting date and the degree to which any applicable quantitative performance criteria are ultimately satisfied; and (C) the remaining 50% of the Performance Cash granted thereunder shall vest in two equal installments, with 25% vesting on June 30, 2010 and 25% vesting on the second anniversary of the grant date thereof, subject in each case only to Executive’s continuous employment by the Company through June 30, 2010 and the degree to which any applicable quantitative performance criteria are ultimately satisfied; and

(ii) with respect to the Annual LTI Grant made in 2010: (A) 50% of the Restricted Stock granted thereunder shall vest on June 30, 2010, subject only to Executive’s continuous employment by the Company through such vesting date; (B) 50% of the Performance Shares granted thereunder shall vest on the first anniversary of the grant date thereof, subject only to Executive’s continuous employment by the Company through June 30, 2010 and the degree to which any applicable quantitative performance criteria are ultimately satisfied; (C) 50% of the Performance Cash granted thereunder shall vest in two equal installments, with 25% vesting on June 30, 2010 and 25% vesting on the first anniversary of the grant date thereof, subject in each case only to Executive’s continuous employment by the Company through June 30, 2010 and the degree to which any applicable quantitative performance criteria are ultimately satisfied; and (D) in the event that Executive is continuously employed by the Company through June 30, 2010, the remaining 50% of the Restricted Stock, Performance Shares and Performance Cash awards made in 2010 shall become fully vested and non-forfeitable if the Company achieves, during the two-year period commencing on July 1, 2008 and ending on June 30, 2010 either (I) 0.5 improvement in the Company’s Leverage Ratio (as defined in Exhibit A) compared to the target for such performance metric as of June 30, 2010 as set forth in the Company’s Q3 2008 five year plan or (II) improvement in Adjusted EBITDA of $100 million over the projected Adjusted EBITDA (as defined in Exhibit A) for such two-year period set forth in the Company’s Q3 2008 five year plan (for the avoidance of doubt, if neither such goal is achieved, the remaining 50% of the Restricted Stock, Performance Shares and Performance Cash awards made in 2010 shall be forfeited as of June 30, 2010). Notwithstanding anything herein or in Exhibit A to the contrary, the calculation of the Company’s Leverage Ratio and Adjusted EBITDA shall be subject to equitable adjustment, the manner of which shall be determined in the reasonable discretion of the Compensation Committee, to exclude the impact of (x) any issuances of additional common stock by the Company from and after July 1, 2008 (and any consideration received by the Company in connection therewith) other than issuances pursuant to equity compensation awards granted to Company employees, (y) any acquisition by the Company of, or merger, consolidation or similar transaction of or by the Company with, any business or entity and (z) any disposition (via sale, spin-off or otherwise) by the Company of any entity or business (each of (x), (y) and (z) a “Transaction”), except for a Transaction approved by the Board which has as its primary purpose a strategic transformation of the Company's business (as determined in the reasonable good faith discretion of the Compensation Committee), rather than to achieve a different result, such as to raise additional capital.  For the avoidance of doubt, no adjustment to the calculation of the Company’s Leverage Ratio and Adjusted EBITDA will be made to exclude the impact of a Transaction that the Compensation Committee determines to be strategic, as described in the preceding sentence.

2.6  Other Incentives.  Executive shall be eligible for other or additional long term incentives in the sole and absolute discretion of the Compensation Committee and/or the Board.  Such incentive awards (if any) shall be on terms and conditions that are commensurate with Executive’s positions and responsibilities at the Company and appropriate in light of contemporaneous awards granted to other senior executives of the Company (but without regard to any special or one-time grants to such other senior executives, including any sign-on or special retention grants), as well as the other long-term incentive compensation awards granted to Executive pursuant to the terms of this Agreement.  Except as otherwise provided herein, Executive shall not be entitled to participate in any other compensation, bonus, retention or incentive program, except as may be explicitly determined by the Board or the Compensation Committee in its sole and absolute discretion.

2.7  Employee Benefits. During the Term, Executive shall be entitled to participate in all pension, retirement, profit sharing, savings, 401(k), income deferral, life insurance, disability insurance, accidental death and dismemberment protection, travel accident insurance, hospitalization, medical, dental, vision and other employee benefit plans, programs and arrangements that may from time to time be made available generally to other senior executives of the Company, all to the extent Executive is eligible under the terms of such plans, programs and arrangements. Executive’s participation in all such plans, programs and arrangements shall be at a level, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company and that are no less favorable to him than to other senior executives of the Company generally; provided, however, that, as soon as practicable following the Effective Date, the Company shall increase the amount of Executive’s life insurance coverage provided by the Company to the greater of 200% of Executive’s annualized Salary or three million dollars ($3,000,000); provided that if such increased coverage would cost more than $20,000 per year, the Company shall be required to provide only such increased coverage as can be obtained for $20,000 per year.  Executive shall also be entitled to post-retirement welfare and other benefits on no less favorable a basis than that then applying generally to other senior executives of the Company with the same age and years of service with the Company.  In addition, the Company shall, as promptly as reasonably practicable and with Executive’s full cooperation, purchase on behalf of Executive a policy that provides long-term disability coverage that, when combined with other long-term disability coverage provided by the Company, provides (i) coverage to age 65 of 50% of Executive’s Salary, or (ii) if such coverage referred to in (i) would cost more than $20,000 per year, the amount of coverage that can be provided for $20,000 per year. Except for the immediately preceding sentence, nothing in this Section 2.7 shall be construed to require the Company to establish or maintain any particular employee benefit plan, program or arrangement.

2.8  Expenses and Perquisites.

(a) Expenses. The Company shall promptly reimburse Executive for all expenses reasonably incurred by him in connection with the performance of his duties hereunder (including appropriate business entertainment activities, expenses appropriately incurred by Executive in attending conventions, seminars, and other business meetings, and promotional activities), subject to Executive’s furnishing the Company documentation substantiating the expenses in accordance with any reasonable policies concerning substantiation previously communicated to him in writing. When traveling on Company business on commercial airlines, Executive shall be entitled to fly first class when available.

(b) Legal Representation. Executive acknowledges that he has been advised to consult with independent legal counsel before signing this Agreement and has had the opportunity to do so. The Company shall pay, or reimburse Executive for, all fees and expenses of counsel reasonably incurred by him in the negotiation, drafting, execution and implementation of this Agreement, up to a maximum of $60,000.

(c) Financial Counseling and Tax Preparation. Executive specifically understands that the Company has not made, nor does it make, any representation pertaining to financial obligations or tax consequences to Executive that may or may not arise out of this Agreement or Executive’s acceptance of funds or benefits under this Agreement. In addition to the reimbursement provided under this Section 2.8(c), the Company agrees to promptly pay, or reimburse Executive for, professional fees he incurs in connection with financial counseling, estate planning, tax preparation and the like, up to a maximum of $15,000 for each calendar year that begins, or ends, during the Term.

(d) Additional Fringe Benefits and Perquisites. During the Term, Executive shall, in addition to the foregoing, also be entitled to (i) to participate in all fringe benefits and perquisites made available generally to senior executives of the Company, such participation to be at levels, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company and no less favorable to him than those applying generally to other senior executives of the Company, and (ii) to receive such additional fringe benefits and perquisites as the Company may, in its sole and absolute discretion, from time to time provide.

(e) Timing of Reimbursement. In no event shall any such reimbursements or other payments made pursuant to this Section 2.8 be paid later than the end of the calendar year following the year in which the expense was incurred.

2.9  Facilities and Expenses. During the Term, the Company shall furnish Executive office space, equipment, supplies, and such other facilities and personnel as are reasonably necessary or appropriate for the performance of Executive’s duties under this Agreement, and shall pay Executive’s dues in professional organizations as reasonably appropriate.

2.10  Vacations and Holidays. Executive shall be entitled to paid vacation of at least twenty (20) days per calendar year (or such greater number of vacation days, per calendar year, as may then be permitted for senior executives of the Company generally) during the Term, which vacation days may be carried over from year to year if not used. Executive shall also be entitled to paid holidays as and to the extent set forth in the Company’s policies as the same may change from time to time for senior executives of the Company generally.

2.11  Effect of a “Going Private Event” on Equity Awards. At such time, if ever, as the Common Stock shall no longer be traded on any national securities exchange or national securities market (a “Going Private Event”), then the Company, in its sole and absolute discretion, shall either:

(a) (i) accelerate the vesting of, and remove all transfer restrictions on, all of Executive’s outstanding Restricted Stock; (ii) accelerate the vesting and exercisability of all of Executive’s outstanding Stock Options; and (iii) (A) promptly deliver unrestricted, publicly tradeable, securities in respect of each of Executive’s outstanding Performance Share awards (in an amount determined as if all relevant performance goals had been achieved at 100% of target) and (B) promptly pay Executive, with respect to each of Executive’s outstanding Performance Cash awards, an amount equal to the then target payout for that award times a fraction, of which the numerator is the number of days in the pertinent performance period that shall have elapsed through the occurrence of the Going Private Event and the denominator of which is 1095 (3 x 365 days) less the number of days from the beginning of the pertinent performance period to the most recent vesting date occurring prior to the Going Private Event; with vesting/removal/exercisability/ delivery in each case afforded at a time, and in a fashion, that enables Executive to participate, with respect to the securities subject to the awards in clauses (i)-(iii), on no less favorable a basis than other public shareholders holding such securities, in the transactions that give rise to the Going Private Event; or

(b) with respect to each of Executive’s outstanding Stock Options, Restricted Stock awards, and Performance Share awards, make appropriate adjustments (x) in the amount and/or kinds of securities subject to such award (including, as appropriate, substituting securities of any successor entity) and/or (y) in the other terms and conditions of such award, in each case so as to avoid (A) dilution or enlargement, as a result of the Going Private Event, of the rights and value represented by such award and (B) any incremental current tax to Executives; and, with respect to each outstanding Performance Cash award, treat such award as described in Section 2.11(a)(iii)(B); or

(c) accelerate the vesting/removal/exercisability/delivery with respect to some of Executive’s outstanding Stock Options, Restricted Stock awards and/or Performance Share awards in accordance with Section 2.11(a); treat the remaining awards in accordance with Section 2.11(b); and, with respect to each outstanding Performance Cash award, treat such award as described in Section 2.11(a)(iii)(B).

To the extent that Executive’s Stock Options, Restricted Stock and/or Performance Share awards continue to be outstanding in accordance with Section 2.11(b) following a Going Private Event, then (i) Executive shall have the right, during the period of 180 days following (w) the vesting or removal of transfer restrictions from any Restricted Stock, (x) the delivery of any securities in respect of any Performance Share award, (y) the acquisition of securities upon the exercise of any Stock Option, and/or (z) the termination of his employment with the Company, for any reason, subsequent to or coincident with such vesting/removal/delivery/acquisition, to “put” any or all of such securities to the Company for a prompt cash payment equal to their Fair Market Value, and (ii) the Company shall have the right, during the same period, to “call” any or all of such securities for a prompt cash payment equal to their Fair Market Value. For purposes of this Agreement, the “Fair Market Value” of a security, as of a specified date, shall mean the fair market value of such security, as of such date, determined without discount for lack of liquidity, lack of control, minority status, restrictions on transferability, and the like, and assuming an amply-funded strategic buyer for all such securities then outstanding.

2.12  Presence of New Significant Equity Holder During the Term. In the event that during the Term any “person,” as such term is used in Section 13(d) of the Securities Exchange Act of 1934, or group of persons, excluding the “Allen Entities” (as defined as of the Effective Date in the Restated Certificate of Incorporation of the Company) becomes (directly or indirectly) a “beneficial owner”, as such term is used as of the Effective Date in Rule 13d-3 promulgated under that Act, of more than 30% of the voting power of the Company, then, provided only that Executive remains continuously employed by the Company through June 30, 2010, Executive shall be entitled to the following benefits (whether or not Executive’s employment terminates at that time):

(a) full nonforfeitability and exercisability, as of June 30, 2010, for any outstanding Stock Option;

(b) full vesting, as of June 30, 2010, for any outstanding Restricted Stock, with all restrictions on such Restricted Stock lapsing as of June 30, 2010;

(c) full nonforfeitability, as of June 30, 2010, of any right to receive Performance Shares, with the number (if any), and the timing of the delivery, of such shares determined as if all relevant performance goals had been achieved at 100% of target; and

(d) payment of any outstanding Performance Cash awards, determined as if all relevant performance goals had been achieved at 100% of target.

3.  Termination of Employment.

3.1  Termination Due to Death or Disability.

(a) In the event that Executive’s employment hereunder is terminated during the Term due to his death or “Disability” (as determined pursuant to Section 3.1(b) below), the Term shall expire and he or his estate or beneficiaries (as the case may be) shall be entitled to the following:

(i) a “Pro-Rata Bonus” (as defined in Section 3.1(c) below);

(ii) full nonforfeitability and exercisability, as of the Termination Date, for any outstanding “Stock Option” (as defined in Section 3.1(c) below), with each such Stock Option to remain exercisable for the lesser of two years following the Termination Date and the remainder of its maximum stated term;

(iii) full vesting, as of the Termination Date, for any outstanding “Restricted Stock” (as defined in Section 3.1(c) below), with all restrictions on such Restricted Stock lapsing as of the Termination Date;

(iv) full nonforfeitability, as of the Termination Date, of any right to receive “Performance Shares” (as defined in Section 3.1(c) below), with the number (if any), and the timing of the delivery, of shares determined as if all relevant performance goals had been achieved at 100% of target;

(v) full payment in cash, promptly following the Termination Date, of an amount equal to the sum of all amounts credited to Executive’s account under the Cash Award Plan;

(vi) full vesting, as of the Termination Date, and payment of any outstanding and unpaid “Performance Cash” (as defined in Section 3.1(c) below), determined as if all relevant performance goals had been achieved at 100% of target;

(vii) if the termination is due to Disability, the Company shall pay to Executive promptly following the Termination Date a lump sum cash payment equal to thirty-six (36) times the monthly cost, determined as of the Termination Date, for Executive and his covered dependents to receive coverage under COBRA for health, dental and vision benefits then being provided for Executive and his covered dependents (for the avoidance of doubt this amount will not take into account future increases in costs during the applicable time period), plus an additional amount such that Executive will be in the same position as he would have been had no taxes been imposed upon or incurred as a result of the payment described in this Section 3.1(a)(vii); and

(viii) the benefits described in Section 3.5.

(b) For purposes of this Agreement, Executive shall be deemed to have a “Disability” if, due to illness, injury or a physical or medically recognized mental condition, he is unable to perform his duties under this Agreement with reasonable accommodation for one hundred twenty (120) consecutive days, or one hundred eighty (180) days during any twelve (12) month period, as determined in accordance with this Section 3.1(b). Whether a Disability exists shall be determined by a medical doctor selected by agreement of the Parties upon the request of either Party by notice to the other. If the Parties cannot agree on the selection of a medical doctor, each of them shall select a medical doctor and the two medical doctors shall select a third medical doctor who shall determine whether a Disability exists. The determination of the medical doctor selected under this Section 3.1(b) shall be binding on both Parties. Executive must submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this Section 3.1(b), and to other specialists designated by such medical doctor, and Executive hereby authorizes the disclosure and release to the Company, in confidence, of such determination and all supporting medical records. No termination for Disability shall be effective until fifteen days after either Party gives written notice of such termination to the other Party.

(c) For purposes of this Agreement:

(i) the term “Pro-Rata Bonus” shall mean: an amount equal to 200% of the Salary that Executive earned, through the Termination Date, for the calendar year during which his employment under this Agreement terminated;

(ii) the term “Stock Option” shall mean: any compensatory option or warrant to acquire securities of the Company or any of its affiliates; any compensatory stock appreciation right, phantom stock option or analogous right granted by or on behalf of the Company or any of its affiliates; and any securities or rights received in respect of any of the foregoing securities or rights;

(iii) the term “Restricted Stock” shall mean: any compensatory restricted stock of the Company or any of its affiliates; any compensatory phantom shares or analogous rights granted by or on behalf of the Company or any of its affiliates (other than Performance Shares); and any securities or rights received in respect of any of the foregoing securities or rights;

(iv) the term “Performance Cash” shall mean: any long-term incentive compensation awards payable in cash based (in whole or in part) upon the achievement of performance-based vesting criteria; and any securities or rights received in respect of the foregoing awards;

(v) the term “Performance Shares” shall mean: any compensatory performance shares and compensatory performance units of the Company; and any securities or rights received in respect of the foregoing shares or units;

(vi) the term “Termination Date” shall mean: the effective date of the termination of Executive’s employment under this Agreement.

(vii) the term “Person” shall mean: any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.

3.2  Termination for Cause; Voluntary Quit.

(a) For purposes of this Agreement, the term “Cause” shall mean:

(i) Executive’s willful material breach of an obligation or representation under this Agreement or of any material fiduciary duty to the Company or any of its affiliates, or any willful act of fraud or willful misrepresentation or willful concealment to the Company, the Board or any affiliate, in each case that results or should reasonably be expected to result in material harm to the Company, the Board or any affiliate of the Company;

(ii) Executive’s willful and material failure to adhere to (A) any Code of Conduct in effect from time to time and applicable to officers and/or employees generally or (B) any written policy, in each case that results or should reasonably be expected to result in material harm to the Company, the Board or any affiliate of the Company;

(iii) Executive is convicted of, or pleads guilty or nolo contendere to, any felony or to a misdemeanor involving moral turpitude; or

(iv) conduct by Executive in connection with his employment hereunder that constitutes willful misconduct or willful neglect, and that in each case results (or should reasonably be expected to result) in material harm to the Company or any affiliate.

(b) No termination of Executive’s employment shall be effective as a termination for Cause for purposes of this Agreement or any other “Company Arrangement” (as defined in Section 3.5(d) below) unless the provisions of this Section 3.2(b) shall first have been complied with. Executive shall be given written notice by the Board of its intention to terminate his employment for Cause, such notice (the “Cause Notice”)  to state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based. Executive shall have ten (10) days after receiving such Cause Notice in which to cure such grounds to the reasonable satisfaction of the Board. If he fails to timely cure such grounds, Executive shall then be entitled to a hearing before such Board. Such hearing shall be held within fifteen (15) days of his receiving such Cause Notice, provided that he requests such hearing within ten (10) days after receiving such Cause Notice. If, within ten (10) days following such hearing (if timely requested), and otherwise within twenty (20) days after such Cause Notice is given to Executive, the Board gives written notice to Executive confirming that, in the judgment of at least a majority of the members of the Board, Cause for terminating his employment on the basis set forth in the original Cause Notice exists, his employment hereunder shall thereupon be terminated for Cause, subject to de novo review, at Executive’s election, through arbitration in accordance with Section 9.5.

(c) In the event that Executive’s employment hereunder is terminated by the Company for Cause in accordance with Section 3.2(b), the Term shall expire and he shall be entitled to (x) the right to exercise any Stock Option, to the extent that such Stock Option is nonforfeitable as of the Termination Date, for at least the lesser of 30 days following the Termination Date and the remainder of its maximum stated term and (y) the benefits described in Section 3.5.

(d) In the event that Executive’s employment hereunder is terminated by Executive on his own initiative, other than by death, for Disability, in a Good Reason Termination, or by expiration of the Term in accordance with Section 1.2 at 11:59 p.m. on June 30, 2010, the Term shall expire and he shall have the same entitlements as provided in Section 3.2(c) in the case of a termination for Cause. A voluntary termination under this Section 3.2(d) shall not be deemed a breach of this Agreement.

3.3  Termination Without Cause or With Good Reason.

(a) In the event that Executive’s employment hereunder terminates during the Term in a Good Reason Termination, or is terminated by the Company (other than (x) for Disability in accordance with Section 3.1; (y) for Cause in accordance with Section 3.2, or (z) upon expiration of the Term at 11:59 p.m. on June 30, 2010 in accordance with Section 1.2) the Term shall expire and Executive shall be entitled to:

(i) a cash lump sum equal to three (3) times the sum of (x) his annualized Salary as of the Termination Date plus (y) 200% of his annualized Salary as of the Termination Date, such lump sum to be paid promptly after the requirements of Section 3.3(d) are satisfied;

(ii) full nonforfeitability and exercisability, as of the Termination Date, for any outstanding Stock Option, with each such Stock Option to remain exercisable for the lesser of two years following the Termination Date and the remainder of its maximum stated term;

(iii) full vesting, as of the Termination Date, for any outstanding Restricted Stock, with all restrictions on such Restricted Stock lapsing as of the Termination Date;

(iv) full nonforfeitability, as of the Termination Date, of any right to receive Performance Shares, with the number (if any), and the timing of the delivery, of such shares determined as if all relevant performance goals had been achieved at 100% of target;

(v) full vesting, as of the Termination Date, and payment of any outstanding and unpaid Performance Cash, determined as if all relevant performance goals had been achieved at 100% of target;

(vi) a lump sum cash payment, to be made promptly following the satisfaction of the requirements of Section 3.3(d), equal to thirty-six (36) times the monthly cost, determined as of the Termination Date, for Executive and his covered dependents to receive coverage under COBRA for health, dental and vision benefits then being provided for Executive and his covered dependents (for the avoidance of doubt this amount will not take into account future increases in costs during the applicable time period), plus an additional amount such that Executive will be in the same position as he would have been had no taxes been imposed upon or incurred as a result of the payment described in this Section 3.3(a)(vi); and

(vii) the benefits described in Section 3.5.

(b) For purposes of this Agreement, the term “Good Reason Termination” shall mean a termination by Executive of his employment hereunder following the occurrence of any of the following events without his express written consent:

(i) any failure to continue Executive as President, Chief Executive Officer and a member of the Board, but only if Executive objects in writing within 10 days of learning of such event and the Company fails to cure within 30 days of receipt of such written notice;

(ii) any adverse change in Executive’s reporting relationship, but only with respect to facts of which Executive became aware no more than six months prior to the date Executive gives written notice to the Company thereof and only if the Company fails to cure within 30 days of receipt of such written notice;

(iii) any material diminution in Executive’s responsibilities or authorities, but only with respect to facts of which Executive became aware no more than six months prior to the date Executive gives written notice to the Company thereof and only if the Company fails to cure within 30 days of receipt of such written notice;

(iv) any relocation of Executive’s principal place of employment to a location more than fifty (50) miles from the Company’s headquarters as of the Effective Date, but only if Executive objects in writing within 10 days of learning of such event and the Company fails to cure within 30 days of receipt of such written notice;

(v) any material reduction in Executive’s Salary (except as permitted under Section 2.1) or the Company’s failure to pay any material amount or provide any material benefit due under the Agreement or otherwise, but only if Executive objects in writing within 10 days of learning of such event and the Company fails to cure within 30 days of receipt of such written notice; or

(vi) any failure of the Company to timely obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of its business or assets upon any reconstruction, amalgamation, combination, merger, consolidation, sale, liquidation, dissolution or similar transaction, but only if Executive objects in writing within 10 days of learning of such event and the Company fails to cure within 30 days of receipt of such written notice;

No Good Reason Termination shall be effective until at least 90 days after Executive gives notice to the Company specifying the date on which the termination of his employment hereunder shall occur. No termination that is based on a Good Reason event (or events) occurring more than two years before the Termination Date shall be treated as a Good Reason Termination.  Any Good Reason Termination shall be subject to de novo review, at the Company’s election, through arbitration in accordance with Section 9.5. In addition, any termination by Executive of his employment hereunder during the 60-day period that commences 180 days after the occurrence of any Change in Control shall be deemed to be a Good Reason Termination.

(c) For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(i) any “person,” as such term is used in Section 13(d) of the Securities Exchange Act of 1934, or group of persons, excluding the Allen Entities (as defined above) becomes (directly or indirectly) a “beneficial owner”, as such term is used as of the Effective Date in Rule 13d-3 promulgated under that Act, of a percentage of the voting securities of the Company (measured either by number of voting securities or by voting power) that is larger than the percentage (if any) of the voting securities of the Company (measured in the same fashion) that Vulcan, Inc. and its affiliates beneficially own (directly or indirectly) at such time;

(ii) a majority of the Board consists of individuals other than “Incumbent Directors,” which term means the members of the Board on the Effective Date; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported (other than in connection with any actual or threatened proxy contest) by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; or

(iii) (x) the Company combines with another entity and is the surviving entity, or (y) all or substantially all of the assets or business of the Company is disposed of pursuant to a sale, merger, consolidation, liquidation, dissolution or other transaction or series of transactions (collectively, a “Triggering Event”), unless Vulcan, Inc. and its affiliates own, directly or indirectly, by reason of their ownership of voting securities of the Company immediately prior to such Triggering Event, more of the voting securities than any other shareholder (measured both by number of voting securities and by voting power) of (q) in the case of a combination in which the Company is the surviving entity, the surviving entity and (r) in any other case, the entity (if any) that succeeds to all or substantially all of the Company’s business and assets.

(d) Prior to receiving the payment described in Section 3.3(a)(i), Executive must first execute and deliver to the Company, within forty-five (45) days following the Termination Date, a mutual release in substantially the form attached to this Agreement as Exhibit B, which shall not have been revoked by Executive by the close of business on the seventh day following its execution. Such mutual release shall be null and void unless it is returned to Executive, duly executed by the Company, within ten (10) business days following receipt by the Company.

3.4  Expiration of the Term. In the event that Executive’s employment hereunder terminates upon expiration of the Term at 11:59 p.m. on June 30, 2010 in accordance with Section 1.2, Executive shall be entitled:

(a) to have any Stock Option that is nonforfeitable or exercisable as of the Termination Date or that becomes exercisable pursuant to Section 3.4(b) below be exercisable for the lesser of one year following the Termination Date and the remainder of its maximum stated term;

(b) to (x) nonforfeitability, as of the Termination Date, and exercisability, as of the date(s) Stock Options would otherwise have become nonforfeitable or exercisable had Executive remained employed by the Company indefinitely, (y) nonforfeitability, as of the Termination Date, for any outstanding Restricted Stock, and (z) nonforfeitability, as of the Termination Date, for any outstanding Performance Shares that are not governed by Section 2.5 and that, as of the Termination Date, are subject solely to vesting criteria based upon Executive’s continued employment by the Company (i.e., those Performance Shares for which the applicable performance-based vesting criteria have been satisfied prior to the Termination Date), in each case to the extent that such Stock Option, Restricted Stock or Performance Share is then scheduled to become vested/nonforfeitable (or, with respect to Stock Options, exercisable) on or before the first anniversary of the Termination Date;

(c) a cash amount equal to the Annual Bonus Executive would have been entitled to receive for 2010 if his employment hereunder, and the Term, had continued indefinitely, but he had earned no Salary after June 30, 2010, such cash amount to be paid to Executive when annual bonuses for 2010 are paid to other senior executives of the Company generally, but in no event later than March 15, 2011; and

(d) to the benefits described in Section 3.5.

3.5  Benefits On Any Termination. On any termination of Executive’s employment hereunder, he shall be entitled to:

(a) Salary through the Termination Date;

(b) the balance of any annual, long-term, or other incentive award earned in respect to any period ending on or prior to the Termination Date, but not yet paid;

(c) a lump-sum payment in respect of accrued but unused vacation days at his per-business-day Salary in effect as of the date his employment terminates;

(d) other or additional benefits in accordance with the terms of applicable plans, programs, corporate governance documents, agreements and arrangements of the Company and its affiliates (including Sections 2, 6, 7, and 9.5 of this Agreement) (collectively, “Company Arrangements”); and

(e) payment, promptly when due, of all amounts due in connection with the termination.

3.6  No Duplicative Severance. Notwithstanding anything elsewhere to the contrary, to the extent that the employment of Executive with the Company is terminated during the Term or upon expiration of the Term, Executive shall not be entitled to, and waives any rights under or with respect to, severance or other benefits under any existing or future severance plans, policies, programs or guidelines established or published by the Company, including that certain November 22, 2004 memorandum regarding severance guidelines for executives.

3.7  No Mitigation/No Offset. Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company or its affiliates may have against him or any remuneration or other benefit earned or received by Executive after such termination.

4.  Confidential Information.

4.1  Acknowledgements by Executive. Executive acknowledges that (a) while employed by the Company and as a part of Executive’s employment, Executive will be afforded access to Confidential Information (as defined below); (b) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; (c) because Executive possesses substantial technical expertise and skill with respect to the Company’s business, the Company desires to obtain exclusive ownership of each invention by Executive, and the Company will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each invention by Executive; and (d) the provisions of this Section 4 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Company with exclusive ownership of all inventions and works made or created by Executive.

4.2  Confidential Information. Executive acknowledges that while employed by the Company Executive will have access to and may obtain, develop, or learn of “Confidential Information” (as defined below in this Section 4.2) under and pursuant to a relationship of trust and confidence. Executive shall hold such Confidential Information in strictest confidence and never at any time, during or after the termination of Executive’s employment, directly or indirectly use for Executive’s own benefit or otherwise (except in connection with the performance of duties for the Company or any of its affiliates) any Confidential Information, or divulge, reveal, disclose or communicate any Confidential Information to any unauthorized Person in any manner whatsoever except (v) to the Company and its affiliates, or to any authorized (or apparently authorized) agent or representative of any of them, (w) in connection with performing services for the Company and its affiliates, (x) when required to do so by law or by a court, governmental agency, legislative body, arbitrator or other Person with apparent jurisdiction to order him to divulge, disclose or make accessible such information, (y) in the course of any proceeding under Section 5.7 or 9.5 or (z) in confidence to an attorney or other professional advisor for the purpose of securing professional advice. In the event that Executive intends to disclose any Confidential

Information pursuant to clause (x) or (y) of the immediately preceding sentence, he shall (A) first promptly give the Company notice that such disclosure is or may be made and (B) cooperate with the Company, at its reasonable request and subject to such reasonable conditions as he may reasonably establish, in seeking to protect the confidentiality of the Confidential Information.

As used in this Agreement, the term “Confidential Information” shall include, but shall not be limited to, any of the following information relating to the Company learned by Executive while employed by the Company or as a result of Executive’s employment with the Company:

(a) information regarding the Company’s business proposals, manner of the Company’s operations, and methods of selling or pricing any products or services;

(b) the identity of persons or entities actually conducting or considering conducting business with the Company, and any information in any form relating to such persons or entities and their relationship or dealings with the Company or its affiliates;

(c) any trade secret or confidential information of or concerning any business operation or business relationship;

(d) computer databases, software programs and information relating to the nature of the hardware or software and how said hardware or software are used in combination or alone;

(e) information concerning Company personnel, confidential financial information, customer or customer prospect information, information concerning subscribers, subscriber and customer lists and data, methods and formulas for estimating costs and setting prices, engineering design standards, testing procedures, research results (such as marketing surveys, programming trials or product trials), cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, deal or business terms, budgets, vendor names, programming operations, product names, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, internal financial information (including but not limited to financial and operating results for certain offices, divisions, departments, and key market areas that are not disclosed to the public in such form), results of internal analyses, computer programs and programming information, techniques and designs, and trade secrets;

(f) information concerning the Company’s employees, officers, directors and shareholders; and

(g) any other trade secret or information of a confidential or proprietary nature.

Executive shall not make or use any notes or memoranda relating to any Confidential Information except for the benefit of the Company, and shall, at the Company’s request, return each original and every copy of any and all notes, memoranda, correspondence, diagrams or other records, in written or other form, that Executive may then or later have within his possession or control that contain any Confidential Information.

Notwithstanding the foregoing, Confidential Information shall not include information which has come within the public domain through no fault of or action by Executive or which has become rightfully available to Executive on a non-confidential basis from any third party, the disclosure of which to Executive does not violate any contractual or legal obligation such third party has to the Company or its affiliates with respect to such Confidential Information. None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Executive demonstrates was or became generally available to the public other than as a result of a disclosure by Executive or by any other Person bound by a confidentiality obligation to the Company in respect of such Confidential Information.

Executive shall not remove from the Company’s premises (except to the extent such removal is for purposes of performing his duties, or except as otherwise specifically authorized by the Company) any Company document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). Executive recognizes that, as between the Company and Executive, all of the Proprietary Items, whether or not developed by Executive, are the exclusive property of the Company.

On or promptly following the Termination Date, Executive shall promptly return to the Company (or destroy) all documents, and other data repositories, containing Confidential Information that are then in his possession or control; provided that nothing in this Agreement or elsewhere shall prevent Executive from retaining and utilizing copies of benefits plans and programs in which he retains an interest or other documents relating to his personal entitlements and obligations, his desk calendars, his rolodex, and the like, or such other records and documents as may reasonably be approved by the Company.

4.3  Proprietary Developments. Executive shall, promptly upon reasonable request, disclose to Company all inventions (whether patentable or not), trade secrets, trademark concepts, and advertising and marketing concepts (collectively, hereinafter referred to as “Developments”), that he makes, alone or with others, during his employment with Company relating to its business. “Developments” do not include anything possessed or created by Executive before Executive commenced employment with the Company. Company will exclusively own all Developments. Executive hereby assigns to the Company all rights that he has or acquires in any Developments, and he shall execute any documents and take any actions as reasonably requested by the Company necessary to effect that assignment. Executive need not incur any cost related to that assignment or the creation of any related intellectual property rights. The Parties agree that Developments are Confidential Information.

4.4  Cooperation. Both while employed by the Company and thereafter, Executive shall fully cooperate with the Company’s reasonable requests in the protection and enforcement of any intellectual property rights that relate to services performed by Executive for Company, whether under the terms of this Agreement or otherwise. This shall include, upon reasonable request by the Company, executing, acknowledging, and delivering to Company all documents or papers that may be necessary to enable Company to publish or protect such intellectual property rights. The Company shall bear all costs in connection with Executive’s compliance with the terms of this Section 4.4.

5.  Non-Competition and Non-Solicitation.

5.1  Acknowledgments by Executive. Executive acknowledges and agrees that: (a) the services to be performed by Executive under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Company competes with other businesses that are or could be located in any part of the United States; and (c) the provisions of this Section 5 are reasonable and necessary to protect the Company’s business and lawful protectable interests, and do not impair Executive’s ability to earn a living.

5.2  Covenants of Executive. For purposes of this Section 5.2, the term “Restricted Period” shall mean the period commencing on the Effective Date and terminating (i) December 31, 2010 if the Term ends at 11:59 p.m. on June 30, 2010 in accordance with Section 1.2, (ii) the later of June 30, 2010 and the first anniversary of the Termination Date if Executive is not entitled to any payment pursuant to Section 3.3(a)(i) and if clauses (i) and (iii) of this sentence do not apply, or (iii) 24 months after the Termination Date if Executive is entitled to a payment pursuant to Section 3.3(a)(i) or would be so entitled if he were to deliver an executed Release. In consideration of the compensation and benefits to be paid or provided to Executive by the Company, Executive covenants and agrees that during the Restricted Period Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other person or entity other than the Company, other than in connection with his services for the Company and its affiliates:

(a) perform material services for, or otherwise have material involvement with (whether as an officer, director, partner, consultant, security holder, owner, employee, independent contractor or otherwise), any Person that competes materially (whether directly or indirectly) with the Company and its affiliates in the “Business” (as such term is defined below in this Section 5.2) in the United States or elsewhere; provided that Executive may in any event (x) own up to a 1% passive ownership interest in any public or private entity, (y) be employed by, or otherwise have an association with, any business that competes with the Company or its affiliates in the Business if his employment or association is with a separately managed and operated division or affiliate of such business that does not compete with the Company or its affiliates in the Business and he has no business communication relating to the Business with employees of any division or affiliate of such business that does compete with the Company or its affiliates in the Business, and (z) serve on the board of any business entity that participates in the Business as an immaterial part of its overall business, provided that he recuses himself fully and completely from all matters relating to the Business; or

(b) personally solicit, or personally aid in the solicitation of, (whether directly or indirectly) any individual who is, at the time of such solicitation, employed as an employee of the Company (or who was so employed at any time within a period of six (6) months immediately prior to the date on which Executive solicited or aided in the solicitation of such individual) to cease such employment (provided, however, that this paragraph (b) shall not apply to Executive’s secretary); or

(c) personally solicit, or personally aid in the solicitation of, (whether directly or indirectly) any Person that Executive knows was (or has been informed by the Company that such person was) a customer or a prospective customer (a prospective customer being one to whom the Company had made a business proposal within twelve (12) months prior to the time Executive’s employment terminated) of the Company at any time while Executive is employed by the Company for the purpose of (a) selling services or products to such Person in competition with the Company (and its affiliates) in the Business or (b) inducing such Person to cancel, transfer or cease doing Business in whole or in part with the Company or any of its affiliates; provided that the restrictions set forth in clauses (a), (b) and (c) of this Section 5.2 shall immediately expire in the event that the Company, or any of its affiliates, shall have materially breached, on or after the Termination Date, any of its material obligations to Executive under this Agreement or otherwise, which breach shall have continued uncured for twenty (20) days after Executive has given written notice to the Company identifying the breach and requesting cure.

For purposes of this Agreement, the term “Business” means: the ownership or operation of cable television systems; the provision of direct television or of satellite-based, telephone-based, internet-based, or wireless systems for delivering television, music or other entertainment programming; the provisions of telephony services using cable connection; and the provision of data or internet service, and any other business of the Company and its subsidiaries and affiliates that, as of the time of Executive’s termination of employment, generates annual revenues in excess of $100 million. If Executive violates any covenant contained in this Section 5.2, then the term of such covenant shall be extended by the period of time Executive was in violation of the same.

5.3  Provisions Pertaining to the Covenants. Executive recognizes that the existing business of the Company extends throughout the United States and may extend hereafter to other countries and territories and agrees that the scope of Section 5.2 shall extend to the entire United States and any other country or territory where the Company hereafter operates or conducts business. It is agreed that Executive’s services hereunder are special, unique, unusual and extraordinary giving them peculiar value, the loss of which cannot be reasonably or adequately compensated for by damages, and in the event of Executive’s breach of this Section 5.3, the Company shall be entitled to seek equitable relief by way of temporary or permanent injunction, temporary restraining order or similar relief.

5.4  Mutual Non-Disparagement. Executive agrees not to intentionally make, or intentionally cause any other Person to make, any public statement that is intended to criticize or disparage the Company, its affiliates, or any of their respective senior executive officers or directors. The Company agrees to use it best reasonable efforts to cause its senior executive officers and directors not to intentionally make, or intentionally cause any other Person to make, any public statement that is intended to criticize or disparage Executive. This Section 5.4 shall not be construed to prohibit any Person from responding publicly to incorrect public statements or from making truthful statements when required by law, subpoena, court order, or the like.

5.5  Severability; Waiver. If any provision of Section 4 or 5 of this Agreement is deemed to be unenforceable by a court or arbitrator (whether because of the subject matter of the provision, the duration of a restriction, the geographic or other scope of a restriction or otherwise), that provision shall not be rendered void but the Parties instead agree that the court or arbitrator shall amend and alter such provision to such lesser degree, time, scope, extent and/or territory as will grant the Company the maximum restriction on Executive’s activities permitted by applicable law in such circumstances. The Company’s failure to exercise its rights to enforce the provisions of this Agreement shall not be affected by the existence or non-existence of any other similar agreement for anyone else employed by the Company or by the Company’s failure to exercise any of its rights under any such agreement.

5.6  Notices. In order to preserve the Company’s rights under Sections 4 and 5, the Company and Executive are each authorized to advise any potential or future employer, any third party with whom Executive may become employed or enter into any business or contractual relationship with, and any third party whom Executive may contact for any such purpose, of the existence of this Agreement and the terms of Sections 4 and 5, and the Company shall not be liable if it does so.

5.7  Injunctive Relief and Additional Remedies. The Parties acknowledges that any injury that would be suffered as a result of a material breach of the provisions of Sections 4 and 5 of this Agreement could be irreparable and that an award of monetary damages for such a material breach could be an inadequate remedy. Therefore, in the event of any actual or threatened breach by a Party of any of the provisions of Section 4 or 5 above, the other Party shall be entitled to seek, through arbitration in accordance with Section 9.5 or from any court with jurisdiction over the matter and the defendant(s), temporary, preliminary and permanent equitable/injunctive relief restraining the defendant(s) from violating such provision and to seek, in addition, but solely through arbitration in accordance with Section 9.5, money damages, together with any and all other remedies available under applicable law.

5.8  No Other Post-Employment Restrictions. There shall be no contractual, or similar, restrictions on Executive’s post-employment activities other than as expressly set forth in this Agreement unless otherwise agreed in writing by the Parties in accordance with Section 9.3(b).

6.  “Golden Parachute” Taxation. In the event that any payment or benefit made or provided to or for the benefit of Executive in connection with this Agreement, the Prior Employment Agreement, or his employment with the Company or the termination thereof (a “Payment”) is determined to be subject to any excise tax (“Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (or any successor to such Section), the Company shall pay to Executive, prior to the time any Excise Tax is payable with respect to such Payment (through withholding or otherwise), an additional amount which, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the Excise Tax on such Payment plus (ii) any penalty and interest assessments associated with such Excise Tax. The amount and timing of any payment required by this Section 6 shall be determined in the first instance by a nationally-recognized independent auditor (the “Auditor”) selected and paid by the Company (who may be the Company’s usual auditor); provided, however, that in no event shall any such payment be paid to Executive later than the end of the calendar year next following the calendar year in which the related tax is paid by Executive. The Parties shall cooperate with each other in connection with any “Proceeding” or “Claim” (each as defined in Section 7.1 below) relating to the existence or amount of any liability for Excise Tax. All expenses relating to any such Proceeding or Claim (including attorneys’ fees and other expenses incurred by Executive in connection therewith) shall be paid by the Company promptly upon demand by Executive, and (for avoidance of doubt) any such payment shall be subject to gross-up under this Section 6 in the event that Executive is subject to Excise Tax on it.

7.  Indemnification.

7.1  If Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any actual, threatened or reasonably anticipated action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal, or other (a “Proceeding”) by reason of the fact that he is or was a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or any of its subsidiaries or affiliates, or is or was serving at the request of the Company or any of its subsidiaries or affiliates or in connection with his service hereunder, as a director, officer, member, employee, agent, manager, trustee, fiduciary, consultant or representative of another Person, or if any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information (a “Claim”) is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to Executive’s service in any of the foregoing capacities or his agreeing to become employed hereunder, then Executive shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by the Certificate of Incorporation or Bylaws of the Company, or if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by Executive in connection therewith or in connection with seeking to enforce his rights under this Section 7.1, and such indemnification shall continue as to Executive even if he has ceased to be a director, officer, member, employee, agent, manager, trustee, fiduciary, consultant or representative of the Company or other applicable entity and shall inure to the benefit of his heirs, executors and administrators. To the extent permitted by applicable law, Executive shall be entitled to prompt advancement of any and all costs and expenses (including attorneys’ and other professional fees and charges) incurred by him in connection with any such Proceeding or Claim, or in connection with seeking to enforce his rights under this Section 7.1, any such advancement to be made within fifteen (15) days after Executive gives written notice, supported by reasonable documentation, requesting such advancement. Such notice shall include an undertaking by Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that Executive would otherwise have (including by agreement or under applicable law).

7.2  Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by Executive under Section 7.1 that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

7.3  A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the sixth anniversary of the Termination Date, providing coverage to Executive that is no less favorable to him in any respect (including with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former senior executive or director of the Company.

8.  Representations And Further Agreements.

8.1  Executive represents, warrants and covenants to the Company that:

(a) on or prior to the date hereof, Executive has informed the Company of any judgment, order, agreement or arrangement of which he is currently aware and which may affect his right to enter into this Agreement and to fully perform his duties hereunder;

(b) Executive is knowledgeable and sophisticated as to business matters, and that prior to assenting to the terms of this Agreement, or giving the representations and warranties herein, he has been given a reasonable time to review it and has consulted with counsel of his choice;

(c) in entering into this Agreement, Executive is not knowingly breaching or violating any provision of any law or regulation; and

(d) Executive has not knowingly provided to the Company, nor been requested by the Company to provide, any confidential or non-public document or information of a former employer that constitutes or contains any protected trade secret, and shall not knowingly use any protected trade secrets of any former employer in the course of his employment hereunder.

8.2  The Company represents and warrants that (a) it is fully authorized by action of the Board (and of any other Person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (b) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound and (c) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

8.3  During the Term and thereafter Executive shall, upon reasonable request and subject to such reasonable condition as Executive may reasonably establish: (a) cooperate with the Company in connection with any matter that arose during Executive’s employment and that relates to the business or operations of the Company or any of its parent or subsidiary corporations or affiliates, or of which Executive may have any knowledge or involvement; and (b) consult with and provide information to the Company and its representatives concerning such matters. Such cooperation shall be rendered at reasonable times and places and in a manner that does not unreasonably interfere with any other employment in which Executive may then be engaged. Nothing in this Agreement shall be construed or interpreted as requiring Executive to provide any testimony or affidavit that is not truthful.

9.  General Provisions.

9.1  Binding Effect; Delegation of Duties Prohibited. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Company shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder. The duties and covenants of Executive under this Agreement, being personal, may not be assigned or delegated.

9.2  Notices. Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been duly given to such Person (x) when delivered personally to such Person or (y), provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten days’ advance notice given in accordance with this Section 9.2) or (z), in the case of the Company only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten days’ advance notice given in accordance with this Section 9.2), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 9.2.

If to the Company:

Charter Communications, Inc.
Charter Plaza
12405 Powerscourt Drive
St. Louis, MO 63131
Attn: Chairman of the Board; General Counsel

If to Executive:

The address of his principal residence as it appears in the Company’s records, with a copy to him (during the Term) at his principal office

If to a successor or beneficiary of Executive:

The address most recently specified by Executive or his successor or beneficiary.

9.3  Miscellaneous.

(a) This Agreement contains the entire agreement between the Parties with respect to its specific subject matter and supersedes the Prior Employment Agreement in its entirety, as well as all prior oral and written communications, agreements and understandings between the Parties concerning the subject matter of the Prior Employment Agreement, except with respect to rights that had fully accrued under the Prior Employment Agreement as of the Effective Date.

(b) No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by Executive and by an authorized (or apparently authorized) officer of the Company. No waiver by any Person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Person and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

(c) In the event of any inconsistency between any provision of this Agreement and any provision of any employee handbook, personnel manual, or other Company Arrangement, the provisions of this Agreement shall control to the extent more favorable to Executive, unless Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.  Also for avoidance of doubt, Section 12.2 of the Company’s 2001 Stock Incentive Plan as amended through August 23, 2005 (relating to Section 280G of the Internal Revenue Code) or comparable provision of any successor plan thereto shall not apply to Executive, and Section 6 of this Agreement shall instead apply.

(d) The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. When used in this Agreement, the word “including” shall not be construed as limiting any preceding words or terms.

(e) Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of Executive’s employment.

(f) To the extent that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect so as to achieve the intentions of the Parties, as set forth in this Agreement, to the maximum extent possible.

(g) This Agreement is deemed to be accepted and entered into in the State of Missouri and shall be governed by and construed and interpreted according to the internal laws of the State of Missouri without reference to conflicts of law principles (provided that, in the event of arbitration pursuant to Section 9.5, the arbitrators shall enforce this Agreement in accordance with its express terms). With respect to orders in aid or enforcement of arbitration awards and injunctive relief, venue and jurisdiction is proper in the St. Louis County Circuit Court and (if federal jurisdiction exists) the U.S. District Court for the Eastern District of Missouri, and Executive and the Company waive all objections to jurisdiction in any such forum and any defense or claim that either such forum is not a proper forum, is not the most convenient forum, or is an inconvenient forum.

(h) To the extent that any “additional tax” under Section 409A of the Internal Revenue Code on any amount or benefit provided under this Agreement or any other Company Arrangement would be avoided by delaying payment for six (6) months after the termination of Executive’s employment with the Company (the “Delay Period”), such payment or benefit shall be so delayed.  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9.3(h) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid, provided, or reimbursed to Executive in a lump sum without interest (unless otherwise provided in the applicable Company Arrangement), and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In the event that Executive otherwise becomes subject to any tax, interest, or penalty under Section 409A of the Internal Revenue Code or any successor to such Section (collectively, a “409A Excise Tax”) in connection with any payment or benefit under this Agreement or any other Company Arrangement (a “Deferred Compensation Payment”), then Executive shall be entitled to receive an additional payment (a “409A Gross-Up Payment”) prior to the date on which such 409A Excise Tax is due to be paid (through withholding or otherwise) in an amount such that after payment by Executive of all income, excise, employment and other taxes incurred in connection with such Deferred Compensation Payment (and any interest or penalties imposed with respect to such taxes), Executive retains an amount of the 409A Gross-Up Payment equal to the 409A Excise Tax incurred in connection with such Deferred Compensation Payment. If requested by Executive, all relevant determinations shall be made in the first instance by a nationally-recognized independent accounting firm retained by the Company, with all fees and expenses to be paid by the Company. In no event shall any 409A Gross-Up Payment be paid to Executive later than the end of the calendar year next following the calendar year in which the related taxes are paid by Executive.

(i) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.

9.4  Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

9.5  Arbitration. Any Claim arising out of or relating to this Agreement, any other agreement between the Parties, Executive’s employment with the Company, or any termination thereof (collectively, “Covered Claims”) shall (except to the extent otherwise provided in Section 5.7 with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in St. Louis, Missouri, before a panel or three arbitrators in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association and this Section 9.5. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Pending the resolution of any Covered Claim, Executive (and his beneficiaries) shall continue to receive all payments and benefits due under this Agreement or otherwise, except to the extent that the arbitrators otherwise provide. In the event of any such proceeding, the losing party (as determined by the arbitrators) shall reimburse the prevailing party upon entry of a final award resolving the subject of the dispute for all reasonable legal expenses incurred.

9.6  Withholding Taxes. The Company may withhold from any amounts payable under this Agreement (or otherwise) any Federal, state, local or other taxes that it is required to withhold pursuant to any applicable law or regulation.

9.7  Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. This Agreement may be executed by facsimile signatures.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of September 26, 2008.

CHARTER COMMUNICATIONS, INC.

By: /s/ Lynne Ramsey
Name:  Lynne Ramsey
Title:    Senior Vice President, Human Resources

Executive

/s/ Neil Smit
Neil Smit

EXHIBIT A

For purposes of Section 2.5(b)(ii)(D) of the Agreement, the following definitions shall apply:

(1)  “Adjusted EBITDA” means, for any period, income from operations before depreciation and amortization, impairment charges, stock compensation expense, and other operating (income) expenses, such as special charges and (gain) loss on sale or retirement of assets all as in the consolidated statements of operations of the Company.

(2)  “Leverage Ratio” means, as to the Company and as of June 30, 2010, the ratio of:

(a)           the Consolidated Indebtedness of the Company on such date to

(b)           the aggregate amount of Adjusted EBITDA for the Company for the fiscal quarter ending on or closest to June 30, 2010, multiplied by four.

(3)  “Consolidated Indebtedness” means, with respect to the Company as of June 30, 2010, the sum, without duplication, of:

(a)           the total amount of outstanding Indebtedness of the Company and its subsidiaries, plus

(b)           the total amount of Indebtedness of any other person that has been guaranteed by the Company or one or more of its subsidiaries, plus

(c)           the aggregate liquidation value of all Disqualified Stock of the Company and all preferred stock of the Company’s subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP.

(4)  “Indebtedness” means, with respect to any specified person, any indebtedness of such person, whether or not contingent:

(a)           in respect of borrowed money;

(b)           evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c)           in respect of banker’s acceptances;

(d)           representing capital lease obligations;

(e)           in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(f)           representing the notional amount of any hedging obligations designed to protect the Company or one or more of its subsidiaries against fluctuations in interest and currency exchange rates,

A-1

if and to the extent any of the preceding items (other than letters of credit and such hedging obligations) would appear as a liability upon a balance sheet of the specified person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a lien on any asset of the specified person (whether or not such Indebtedness is assumed by the specified person) and, to the extent not otherwise included, the guarantee by such specified person of any indebtedness of any other person.

The amount of any Indebtedness outstanding as of any date shall be:

(i)           the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(ii)           the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(5)  “Disqualified Stock” means any equity security issued or issuable by the Company or one of its subsidiaries that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which any promissory notes issued by the Company or one of its subsidiaries mature.  Notwithstanding the preceding sentence, any equity security that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such equity security upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.

(6)  “GAAP” means generally accepted accounting principles, as established by the Financial Accounting Standards Board.

A-2

EXHIBIT B

MUTUAL RELEASE

This Mutual Release of Claims (this “Release”) is made as of the “Termination Date” (as defined in that certain Employment Agreement, effective as of July 1, 2008, to which Executive and the Company are parties, as such agreement is from time to time amended in accordance with its terms (the “Employment Agreement”)), by and between CHARTER COMMUNICATIONS, INC., a Delaware corporation (together with its successors and assigns, the “Company”), and Neil Smit, an individual (“Executive”).

1. Release of Claims by Executive.

(a) Pursuant to Section 3.3(d) of the Employment Agreement, Executive, with the intention of binding himself and his heirs, executors, administrators and assigns (collectively, and together with Executive, the “Executive Releasors”), hereby releases, remises, acquits and forever discharges the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), and their past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, and the successors, predecessors and assigns of each of the foregoing (collectively, and together with the members of the Company Affiliated Group, the “Company Released Parties”), of and from (and agrees to promptly and fully indemnify each Company Released Party against) any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, that arise out of, or relate in any way to, Executive’s employment with the Company or the termination thereof (collectively, “Released Claims”) and that Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including any and all Released Claims (i) arising out of or in any way connected with Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity (including as an employee, officer or director), or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable state and local labor and employment laws (including all laws concerning unlawful and unfair labor and employment practices) and (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”) and any similar or analogous state statute, excepting only that no claim in respect of any of the following rights shall constitute a Released Claim:

(1) any right arising under, or preserved by, this Release or Section 3, 4, 5, 6, 7, 8.3 or 9 of the Employment Agreement;

(2) for avoidance of doubt, any right to indemnification under (i) applicable corporate law, (ii) the Employment Agreement, (iii) the by-laws or certificate of incorporation of any Company Released Party, (iv) any other agreement between Executive and a Company Released Party or (v) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(3) for avoidance of doubt, any claim for benefits under any health, disability, retirement, life insurance or similar employee benefit plan of the Company Affiliated Group (the “Company Benefit Plans”); or

(4) any right arising by reason of any Company Released Party having committed a crime or an act or omission to act which constitutes fraud, willful misconduct or gross negligence.

(b) No Executive Releasor shall file or cause to be filed any action, suit, claim, charge or proceeding with any governmental agency, court or tribunal relating to any Released Claim within the scope of this Section 1.

(c) In the event any action, suit, claim, charge or proceeding within the scope of this Section 1 is brought by any government agency, putative class representative or other third party to vindicate any alleged rights of Executive, (i) Executive shall, except to the extent required or compelled by law, legal process or subpoena, refrain from participating, testifying or producing documents therein, and (ii) all damages, inclusive of attorneys’ fees, if any, required to be paid to Executive by the Company as a consequence of such action, suit, claim, charge or proceeding shall be repaid to the Company by Executive within ten (10) days of his receipt thereof.

(d) Certain amounts and other benefits set forth in Section 3.3 of the Employment Agreement, to which Executive would not otherwise be entitled, are being paid to Executive in return for this Release and Executive’s agreements and covenants contained in the Employment Agreement.  Executive acknowledges and agrees that the release of claims set forth in this Section 1 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

(e) The release of claims set forth in this Section 1 applies to any relief in respect of any Released Claim of any kind, no matter how called, including wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.  Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 1 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law Executive is not permitted to waive.

2. Voluntary Execution of Agreement.

BY HIS SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT:

(a) HE HAS RECEIVED A COPY OF THIS RELEASE AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;

(b) IF HE SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF TWENTY-ONE (21) DAYS, HE KNOWINGLY AND VOLUNTARILY WAIVES AND GIVES UP THIS RIGHT OF REVIEW;

(c) HE HAS THE RIGHT TO REVOKE THIS RELEASE FOR A PERIOD OF SEVEN DAYS AFTER HE SIGNS IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER THE DAY ON WHICH HE SIGNED THIS RELEASE;

(d) THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE FOREGOING SEVEN-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE RELEASE HAVING BEEN REVOKED;

(e) THIS RELEASE WILL, EXCEPT AS OTHERWISE PROVIDED IN 3.3(d) OF THE EMPLOYMENT AGREEMENT, BE FINAL AND BINDING AFTER THE EXPIRATION OF THE FOREGOING REVOCATION PERIOD REFERRED TO IN SECTION 2(c), AND FOLLOWING SUCH REVOCATION PERIOD EXECUTIVE AGREES NOT TO CHALLENGE ITS ENFORCEABILITY;

(f) HE IS AWARE OF HIS RIGHT TO CONSULT AN ATTORNEY, HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS RELEASE;

(g) NO PROMISE OR INDUCEMENT FOR THIS RELEASE HAS BEEN MADE EXCEPT AS SET FORTH IN THE EMPLOYMENT AGREEMENT AND THIS RELEASE;

(h) HE HAS CAREFULLY READ THIS RELEASE, ACKNOWLEDGES THAT HE HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE EMPLOYMENT AGREEMENT, AND WARRANTS AND REPRESENTS THAT HE IS SIGNING THIS RELEASE KNOWINGLY AND VOLUNTARILY.

3. Release of Claims by the Company.

(a) Pursuant to Section 3.3(d) of the Employment Agreement, the Company, with the intention of binding itself and each of the other Company Released Parties, hereby releases, remises, acquits and forever discharges each Executive Releasor of and from (and agrees to promptly and fully indemnify each Executive Releasor against) any and all Released Claims which any Company Released Party, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Executive Releasor, excepting only that no claim in respect of any of the following rights shall constitute a Released Claim:

(1) any right of any Company Released Party arising under, in or preserved by, this Release, Section 3, 4, 5, 6, 7, 8.3 or 9 of the Employment Agreement, or any Company Benefit Plan; and

(2) any right of any Company Released Party arising by reason of Executive having committed a crime or an act or omission to act which constitutes fraud, willful misconduct or gross negligence.

(b) No Company Released Party shall file or cause to be filed any action, suit, claim, charge or proceeding with any governmental agency, court or tribunal relating to any Released Claim within the scope of this Section 3.

(c) The Company acknowledges and agrees that the release of claims set forth in this Section 3 is not to be construed in any way as an admission of any liability whatsoever by any Executive Releasor, any such liability being expressly denied.

(d) The release of claims set forth in this Section 3 applies to any relief with respect to any Released Claim no matter how called, including compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.

(e) Nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law any Company Released Party is not permitted to waive.

4. Miscellaneous.

The provisions of Sections 8.1(b), 8.1(c), 8.2, 9.1, 9.2, 9.3(b), 9.3(d), 9.3(f), 9.3(g), 9.4 (second sentence only), 9.5 and 9.7 of the Employment Agreement (relating, respectively, to representations, successors, notices, amendments/waivers, headings, severability, choice of law, references, arbitration and counterparts/faxed signatures), shall apply to this Release as if set fully forth in full herein, with references in such Sections to “this Agreement” being deemed, as appropriate, to be references to this Release.  For avoidance of doubt, this Section 4 has been included in this Release solely for the purpose of avoiding the need to repeat herein the full text of the referenced provisions of the Employment Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Company and Executive have acknowledged, executed and delivered this Release as of the Termination Date.

Executive

___________________________

Neil Smit

CHARTER COMMUNICATIONS, INC.

By: ________________________
                                Name:
                                Title: